EXHIBIT 99.1

Press Contacts:	Fred Pilon StockerYale, Inc. (603) 870-8229 email: fpilon@stockeryale.com

STOCKERYALE TO ACQUIRE NAVITAR

Combined Company Will Be a Leading Supplier to the Machine Vision Industry
with an Estimated $43 Million in Combined 2004 Revenues

Salem, NH, November 9, 2004 - - StockerYale, Inc., (NASDAQ: STKR), a leading independent provider of photonics-based products today announced that it reached an agreement in principle to acquire Navitar, Inc. a Rochester, New York based company, in a transaction valued at approximately $25.5 million. Navitar is one of the world's leading manufacturers and suppliers of superior quality optical lens systems and complete customized optical solutions for the machine vision and biomedical diagnostics industries. The two companies have signed a nonbinding letter of intent. This letter agreement is subject to the satisfactory completion of due diligence, the execution of a definitive purchase agreement, and the closing of a financing transaction. The acquisition is currently anticipated to close before the end of the fourth quarter of 2004.

With the acquisition of Navitar, StockerYale is expected to achieve combined revenues of $43 million for 2004. The business combination will also have an immediate positive impact on earnings and cash flow. In addition, StockerYale has identified significant opportunities for product development, marketing and sales synergies, expanding the scope of its target markets. Richard P. Lindsay, StockerYale's Chief Financial Officer, stated, "We expect the acquisition will allow StockerYale to more rapidly scale its business, improve visibility with both customers and investors, and strengthen overall financial performance. Navitar has consistently demonstrated a strong track record of revenue growth, profitability and cash flow generation. Navitar's stable operating performance will complement StockerYale's 24% growth in revenues and a 45% growth in gross profit for the first nine months of 2004." StockerYale also expects to realize other financial benefits from the acquisition through utilization of the StockerYale's tax loss carryforwards and the reduction of redundant professional fees.

"This Navitar acquisition represents a tremendous opportunity for StockerYale. The transaction combines our strong position in illumination components with Navitar's leading portfolio of lens systems. The combined company will offer one of the broadest product offerings to machine vision OEMs, as well as to the biomedical and defense markets," said Mark W. Blodgett, Chairman and Chief Executive Officer. "StockerYale's R&D efforts in lasers, LEDs and fiber optic components when joined with Navitar's product development initiatives will accelerate new product innovations and increase the speed of new inspection solutions to the market. Increasingly, customers are requiring cost-effective solutions integrating illumination components and optical lenses to detect defects or perform critical measurements. Given that the machine vision industry has historically been highly fragmented, the combined company will become one of the leading value-added subsystem suppliers to this growing market. The company will serve its global customer base with enhanced technical sales coverage in the U.S., Japan, China, Germany and Israel, serving many of the world's fastest growing inspection markets. In addition, the acquisition of Navitar will position StockerYale in the rapidly growing market for LCD and DLP projectors, where Navitar is a leading supplier of aftermarket projector lenses."

It is contemplated that the transaction will be structured as a purchase of Navitar's stock, with a portion of the proceeds deployed to retire all outstanding indebtedness and other liabilities. StockerYale is acquiring Navitar and its California subsidiary, Navitar Coating Labs, for approximately one times estimated 2004 revenues and seven times projected 2004 operating profits. The consideration paid to Navitar's shareholders will consist of $23.5 million in cash and 1,666,667 shares of StockerYale common stock, less an amount used to pay off indebtedness and other liabilities at closing. One of StockerYale's leading institutional investors, Eureka Interactive Fund Ltd., managed by Marshall Wace LLP of London, U.K. has agreed to participate in the financing required to close this transaction. Before the end of the first quarter of 2005, the Company expects to file combined financials. StockerYale has retained Adams Harkness, Inc. as its financial advisor and Navitar has retained Greenwich Technology Advisors, Inc. as its financial advisor.

"In closing, we are very confident that the combination of StockerYale and Navitar will benefit our customers, shareholders and employees. This acquisition will allow us to accelerate our new product offerings, improve customer service and increase the momentum in financial improvements established late last year, positioning StockerYale for a strong 2005," said Blodgett.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: the timing of the proposed Navitar acquisition; the company's ability to obtain financing for the Navitar acquisition on favorable terms or all; whether the proposed acquisition will ultimately be consummated, whether the expected benefits, both financial (e.g., impact on earnings and cash flow) and strategic (i.e. anticipated synergies), of the proposed acquisition will occur in the degree anticipated or at all; the results of StockerYale's diligence review of Navitar or whether the acquisition will accelerate product innovations or time-to-market for new developments . You should also refer to the discussion under "Certain Factors Affecting Operating Results" in StockerYale's Form 10-K for additional matters to be considered in this regard. Thus, actual results may differ materially. All company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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